Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2015 FINANCIAL RESULTS

ROANOKE, VA, January 28, 2016 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2015.

Fiscal Year 2015 Financial Results

Consolidated net sales for fiscal year 2015 decreased $9.4 million (or 11.3%) to $73.6 million, compared to net sales of $83.0 million for fiscal year 2014.

Net sales for the year were impacted by a decrease in demand in certain industry markets, including the military, oil & gas and mining specialty markets, and in particular, the wireless carrier market. The strong U.S. dollar was also a factor impacting sales outside of the U.S. during fiscal year 2015.

Gross profit was $21.8 million in fiscal year 2015, compared to $28.5 million in fiscal year 2014. Gross profit margin was 29.6% in fiscal year 2015, compared to 34.3% in fiscal year 2014. Gross profit for the year was impacted by lower net sales in certain specialty markets and the wireless carrier market.

SG&A expenses decreased 10.9% to $24.0 million for fiscal year 2015 from $27.0 million for fiscal year 2014. SG&A expenses as a percentage of net sales were 32.7% in fiscal year 2015 compared to 32.5% in fiscal year 2014.

Optical Cable Corp. - Fourth Quarter 2015 Earnings Release

OCC recorded a net loss attributable to the Company of $4.3 million, or $0.69 per basic and diluted share, for fiscal year 2015, compared to net income attributable to the Company of $684,000, or $0.10 per basic and diluted share, for fiscal year 2014. The net loss attributable to the Company in fiscal year 2015 includes a $2.4 million non-cash charge related to the establishment of an allowance against OCC’s net deferred tax assets and has the effect of increasing the net loss attributable to OCC by $0.39 per share.

Fourth Quarter 2015 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2015 were $16.8 million, compared to record quarterly net sales of $25.2 million for the fourth quarter of fiscal year 2014.

Net sales for the fourth quarter were impacted by weakness in demand in certain industry markets, including the military, oil & gas and mining specialty markets, and in particular by a decrease in the wireless carrier market. Despite the strong U.S. dollar, sales outside of the U.S. increased by 3.5% during the fourth quarter.

Gross profit was $5.0 million in the fourth quarter of fiscal year 2015, compared to $9.1 million in the fourth quarter of fiscal 2014. Gross profit margin, or gross profit as a percentage of net sales, was 30.0% in the fourth quarter of fiscal year 2015, compared to 35.9% in the fourth quarter of fiscal year 2014. Gross profit for the fourth quarter was impacted by lower net sales in certain specialty markets and the wireless carrier market.

Sales, general and administrative (“SG&A”) expenses decreased 21.6% to $5.8 million during the fourth quarter of fiscal year 2015, compared to $7.4 million for the same period last year.

OCC reported a net loss attributable to the Company of $3.0 million, or $0.48 per basic and diluted share, for the fourth quarter of fiscal year 2015, compared to net income attributable to the Company of $947,000, or $0.14 per basic and diluted share, for the fourth quarter of fiscal year 2014. The net loss attributable to the Company in the fourth quarter of fiscal year 2015 includes the $2.4 million non-cash charge related to the establishment of an allowance against OCC’s net deferred tax assets and has the effect of increasing the net loss attributable to OCC by $0.39 per share.

Returning Capital to Shareholders

OCC declared quarterly cash dividends totaling $0.08 per share during fiscal year 2015, or $560,000, continuing the return of capital to shareholders initiated when the Company’s first quarterly dividend was declared in October 2010. OCC also repurchased and retired shares of common stock for $380,000 during fiscal year 2015.

In light of the ongoing market conditions, OCC is suspending its quarterly dividend beginning January 2016. The Company is also suspending the purchase and retirement of shares under its repurchase plan. The Board of Directors will regularly evaluate the Company’s dividend policy and share repurchase plan to determine the appropriate time to resume the programs and may decide to resume either or both without advance notification.

Optical Cable Corp. - Fourth Quarter 2015 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Macroeconomic conditions impacted our fourth quarter and fiscal year 2015 financial results, and our strong performance in the enterprise market during fiscal year 2015 was offset by weakness in our specialty markets, and the wireless carrier market. We are responding to the challenging operating environment and taking decisive steps to position OCC for future success. For example, while implementing sales and marketing programs to drive growth, we have also implemented several significant cost reduction measures to ensure that OCC is operating as efficiently as possible. While we expect continued industry weakness will impact our results in the first quarter of 2016, we are confident in our growth prospects for the remainder of 2016.”

Mr. Wilkin concluded, “We continued our track record of generating positive cash from operations in 2015. Looking ahead, we will continue to execute on our strategies and invest in our products to drive growth and create value for shareholders. ”

Conference Call Information

As previously announced, OCC will host a conference call today, January 28, 2016, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840. For interested individuals unable to join the call, a replay will be available through February 4, 2016, by dialing (800) 585-8367 or (404) 537-3406, pass code 39573155. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (the non-carrier markets), offering an integrated suite of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, and for the wireless carrier market.

OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, fiber optic reels and accessories and other cable and connectivity management accessories.

Optical Cable Corp. - Fourth Quarter 2015 Earnings Release

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC®, Procyon®, Procyon Blade™, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. - Fourth Quarter 2015 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

     ,

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2015	2014	2015	2014

Net sales	$16,752	$25,248	$73,569	$82,978
Cost of goods sold	11,720	16,182	51,773	54,506

Gross profit	5,032	9,066	21,796	28,472

SG&A expenses	5,763	7,352	24,043	26,989
Royalty expense, net	7	31	124	110
Amortization of intangible assets	3	11	11	41

Income (loss) from operations	(741)	1,672	(2,382)	1,332

Interest expense, net	(121)	(104)	(440)	(414)
Other, net	(1)	(30)	7	(28)
Other expense, net	(122)	(134)	(433)	(442)

Income (loss) before income taxes	(863)	1,538	(2,815)	890

Income tax expense	2,112	593	1,482	267

Net income (loss)	$(2,975)	$945	$(4,297)	$623

Net loss attributable to noncontrolling interest	(10)	(2)	(42)	(61)

Net income (loss) attributable to OCC	$(2,965)	$947	$(4,255)	$684

Net income (loss) attributable to OCC per share: Basic and diluted	$(0.48)	$0.14	$(0.69)	$0.10

Weighted average shares outstanding: Basic and diluted	6,241	6,867	6,201	6,764

Cash dividends declared per common share	$0.02	$0.02	$0.08	$0.08

--MORE--

Optical Cable Corp. - Fourth Quarter 2015 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2015	October 31, 2014
Cash	$1,083	$1,090
Trade accounts receivable, net	9,189	14,076
Inventories	17,816	17,518
Other current assets	1,059	2,693
Total current assets	29,147	35,377
Non-current assets	15,882	14,662
Total assets	$45,029	$50,039

Current liabilities	$5,643	$9,302
Non-current liabilities	13,497	10,431
Total liabilities	19,140	19,733
Total shareholders’ equity attributable to OCC	26,631	31,006
Noncontrolling interest	(742)	(700)
Total shareholders’ equity	25,889	30,306
Total liabilities and shareholders’ equity	$45,029	$50,039

###